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                                                              Exhibit 23 (a)


                       Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) and related Prospectus pertaining to the 1987 Non Qualified Stock Option Plan, As Amended 1987 Incentive Stock Option Plan Restated 1990 Stock Option Plan of Rainbow Technologies, Inc. for the registration of 750,000 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 1994, with respect to the consolidated financial statements and schedule of Rainbow Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


Orange County, California
June 13, 1995